Exhibit 16.1

August 25, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated August 25, 2020, of Aptevo Therapeutics Inc. and are in agreement with the statements contained in the paragraphs two, three, and four of Item 4.01 (a). We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP